Exhibit 99.(b)(3)

AMENDMENT NO. 2

to

SIXTH AMENDED & RESTATED

BY-LAWS

of

VIRTUS INVESTMENT TRUST

A Massachusetts Business Trust

The following amendments to the Sixth Amended and Restated By-Laws (the “By-Laws”) of Virtus Investment Trust (the “Trust”) was duly adopted by resolution of a majority of the Trustees of the Trust at a meeting of the Trustees held on November 16, 2022.

1.	All references to the Chairman shall hereafter refer to the Chair.

2.	Section 11.3 (Quorum and Required Vote) of Article 11 (Shareholders’ Voting Powers and Meetings) of the By-Laws is hereby amended to read in its entirety as follows:

Except when a larger quorum is required by any provision of law or the Declaration of Trust or these Bylaws, thirty percent of the Shares entitled to vote shall constitute a quorum for the transaction of business at a Shareholders’ meeting, except that where any provision of law or the Declaration of Trust or these Bylaws permits or requires that holders of any series shall vote as a series, then thirty percent (unless a larger quorum is required as specified above) of Shares of that series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that series. Any lesser number shall be sufficient for adjournments, which may be at the discretion of the chairman. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a larger vote is required by any provision of law or the Declaration of Trust or these Bylaws, a plurality of the quorum of Shares necessary for the transaction of business at a Shareholders’ meeting shall decide any questions and a plurality of Shares voted shall elect a Trustee, provided that where any provision of law or of the Declaration of Trust or these Bylaws permits or requires that the holders of any series shall vote as a series, then a plurality of the quorum of Shares of that series necessary for the transaction of business by that series at a Shareholders’ meeting shall decide that matter insofar as that series is concerned.

Approved: November 16, 2022